Exhibit 99.1

Howard Bancorp, Inc. Extends Rights Offering Expiration Date to June 29, 2012

ELLICOTT CITY, Md.--(BUSINESS WIRE)--June 14, 2012--Howard Bancorp, Inc. (OTCBB: HBMD) announced today that it has extended the expiration date for its rights offering. The new expiration date is June 29, 2012, from the original expiration date of June 18, 2012. Howard Bancorp, Inc. has chosen to extend the expiration date because shareholders who hold their shares in “street name” received their materials from their advisors or other record holders later than intended. Howard Bancorp does not currently intend to extend the rights offering beyond June 29, 2012.

During the extended offering period for the rights offering, the Company will continue to offer through the public offer shares of its common stock offered but not subscribed for in the rights offering to persons and entities that are not stockholders eligible to participate in the rights offering. The expiration date for the public offer of unsubscribed shares will continue to be seven days after expiration of the rights offering, or July 6, 2012 as a result of the extension of the rights offering. Other than the extension of the expiration date of the rights offering and the later expiration date of the public offer resulting from the extension of the rights offering, all of the offering terms described in the Company’s prospectus dated May 21, 2012 remain the same and apply during the extended period of the rights offering and public offer.

The offering of shares of common stock is made only by means of a prospectus. Any requests from stockholders for additional copies of the prospectus or other rights offering materials may be directed to Registrar and Transfer Company, the subscription agent for the rights offering, via telephone at (800) 368-5948, via email at info@rtco.com or via standard mail at 10 Commerce Drive, Cranford, New Jersey 07016, ATTN: Reorg/Exchange Department. Copies of the prospectus in connection with the public offer may be obtained from Griffin Financial Group, LLC, the sales agent in the public offer, via telephone at (757) 809-1401, via email at esm@go2griffin.com or via standard mail at 607 Washington Street, Reading, Pennsylvania 19601-3503. Current stockholders who hold shares in “street name” through a broker or similar record holder and who wish to purchase shares through, or have the purchased shares be allocated to (and are unable to do so through their record holder), a different account than the one in which their stock is currently held must purchase shares in the public offer instead of the rights offering and should contact Eric Magrisi at Griffin Financial Group, LLC in this regard. Given the time frames associated with the offering, utilization of telephonic or email communication is encouraged.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Howard Bancorp, Inc.

Howard Bancorp, Inc. is the holding company for Howard Bank, a Maryland trust company operating as a commercial bank, headquartered in Ellicott City, Maryland. We have five full service branches located in Ellicott City, Annapolis, Columbia, Laurel and western Ellicott City, Maryland.

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer, 410-750-0020